Exhibit 99.3

In connection with the restatement and revision described in the Current Report on Form 8-K to which this exhibit is attached, we are updating information previously issued under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Results of Operations of Our Predecessor” and “—Capital Resources and Liquidity—Cash Flows from Our Predecessor’s Operations” appearing on pages 106 to 107 and pages 108 to 109, respectively, of Shell Midstream Partners, L.P.’s prospectus dated October 29, 2014 exclusively to reflect such restatement and revision. No other updates or changes have been made.

Results of Operations of Our Predecessor

	Six Months Ended June 30,
(in millions)	2014		2013	$ variance
Revenue	$79.5		$53.9	$25.6
Costs and Expenses:
Operations and maintenance	21.4		30.9	(9.5)
Loss (gain) on disposition of fixed assets	—		—	—
General and administrative	8.3		6.0	2.3
Depreciation	5.3		3.3	2.0
Property and other taxes	3.1		2.5	0.6

Total costs and expenses	38.1		42.7	(4.6)

Net Income	$41.4		$11.2	$30.2

Adjusted EBITDA	$46.7		$14.5	$32.2

	Year Ended December 31,
(in millions)	2013		2012	$ variance
	(As Restated)(1)
Revenue	$94.4		$113.0	$(18.6)
Costs and Expenses:
Operations and maintenance	52.2		44.2	8.0
Loss (gain) on disposition of fixed assets	(20.8)		1.2	(22.0)
General and administrative	12.2		10.4	1.8
Depreciation	6.9		5.8	1.1
Property and other taxes	4.6		4.4	0.2

Total costs and expenses	55.1		66.0	(10.9)

Net Income	$39.3		$47.0	$(7.7)

Adjusted EBITDA	$25.4	(2)	$54.0	$(28.6)
(1)	Amounts have been restated to reflect an understatement of revenue and net income of $2.8 million. This error was the result of revenue attributable to Ho-Ho that was instead recorded by an administrative error to an unrelated pipeline system owned by one of our affiliates. See Note 1 to the annual financial statements.
(2)	For a reconciliation of Adjusted EBITDA to net income, please see “—Non-GAAP Financial Measures” in Exhibit 99.4 to this Current Report on Form 8-K.

Six Months Ended June 30, 2014 Compared to Six Months Ended June 30, 2013

Total revenue increased by $25.6 million in the first six months of 2014 compared to the first six months of 2013 due to higher transportation revenues on the Ho-Ho pipeline system. The primary driver of the increase is the application of new contract rates and higher non-contract tariff rates associated with the Ho-Ho pipeline reversal completed at the end of 2013. Volumes increased 2% in the first six months of 2014 compared to prior year period due to completion of the reversal of Ho-Ho and partial alleviation of constraints of connecting carriers and terminals that impacted shippers in the beginning of 2014.

Operations and maintenance expenses decreased by $9.5 million in the first six months of 2014 compared to the first six months of 2013 primarily due to $12.1 million in environmental clean-up costs for the pipeline breach on the West Columbia pipeline segment in the first half of 2013 partially offset by a $3.5 million gain from pipeline operations in the first six months of 2013.

General and administrative expenses increased by $2.3 million primarily due to third-party vendor costs related to the FERC rate case involving the new Ho-Ho tariffs filed in December 2013.

Depreciation increased by $2 million due to capital additions related to the Ho-Ho reversal. Property and other tax expenses increased by $0.6 million due to higher property appraisals in Louisiana and Texas associated with the Ho-Ho reversal.

During the first six months of 2014, certain shippers did not meet their minimum volume commitments under Ho-Ho’s transportation services agreements. As a result, our predecessor received $15.1 million of deficiency payments which were recorded on the condensed combined balance sheet as deferred revenue. The volume deficiencies may be made up for no additional cash payment within twelve months.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Total revenue decreased by $18.6 million primarily due to $17.6 million in lower transportation revenue from shutting down portions of the Ho-Ho pipeline system to complete the reversal project. The transportation revenue decrease reflects a 6% reduction in delivered volumes due to the 22-inch (Houma to Nederland/Port Neches) and 24-inch (Clovelly to Houma) lines going off line during the last five months of 2013 as compared to the same period in 2012 when the shutdown of the shorter 20-inch line (Nederland/Port Neches to East Houston) occurred. Transportation revenue in 2013 was also impacted by decrease in the average tariff per barrel due to more short-haul, lower-priced routes compared to 2012. Allowance oil revenue decreased by $2.2 million compared to the prior year due to lower overall volumes from the Ho-Ho segment shutdowns.

Operations and maintenance expenses increased in 2013 by $8.0 million as a result of a $10.8 million increase in maintenance expense offset by a $2.8 million decrease in operating expenses. Maintenance expenses increased primarily due to repair and remediation associated with a pipeline breach that occurred at the West Colombia pipeline segment during April 2013. Operations expenses decreased primarily due to lower power and fuel costs related to reduced throughput volumes. The West Columbia pipeline was sold in August 2013, resulting in a recognized gain on disposition of the pipeline of $20.8 million.

General and administrative expenses increased in 2013 by $1.8 million primarily due to an increase in third-party vendor costs related to the Ho-Ho reversal.

Depreciation increased in 2013 by $1.1 million due to capital additions related to the Ho-Ho reversal. Property and other taxes expenses increased in 2013 by $0.2 million due to higher property appraisals in Louisiana and Texas associated with the Ho-Ho pipeline reversal.

Capital Resources and Liquidity

Cash Flows from Our Predecessor’s Operations

Operating Activities. Our predecessor generated $50.1 in cash flow from operating activities in the first half of 2014 compared to $31.0 million in the first half of 2013. The $19.1 million increase in cash flows primarily resulted from an increase in revenue due to the application of new contract rates and higher non-contract tariff rates associated with the Ho-Ho reversal partially offset by an increase in net working capital. Our predecessor generated $26.0 million in cash flow from operating activities in 2013, compared with $51.8 million in 2012. The decrease in cash flow from operating activities is primarily due to the decline in revenue caused by a shut-down of pipeline segments during the Ho-Ho reversal project in 2013, accompanied by an increase in operating costs due to repair and remediation associated with the West Columbia pipeline breach.

Investing Activities. Our predecessor’s cash flow used in investing activities was $46.3 million in the first half of 2014 compared to $21.0 million in the first half of 2013. The increase in cash flow in investing activities is primarily due to expansion and enhancement projects on the Ho-Ho pipeline during the first half of 2014. Our predecessor’s cash flow used in investing activities was $82.6 million in 2013, compared with $4.8 million in 2012. The increase in cash flow used in investing activities is primarily due to $105.1 million capital expenditure in 2013 related to the reversal of the Ho-Ho pipeline, offset by $22.5 million cash proceeds from the disposition of the West Columbia pipeline assets.

Financing Activities. Prior to this offering, all of our predecessor’s cash flow was advanced through SPLC’s centralized cash management system. As a result, net cash used in financing activities were $3.8 million in the first half of 2014 compared to $10.0 million used in the first half of 2013, both of which were distributions to SPLC. Net cash provided by financing activities for 2013 was a $56.6 million as a result of contributions from SPLC, and net cash used in 2012 was $47.0 million due to distributions to SPLC.

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